EXHIBIT 21

                        Subsidiaries of the Registrant





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Subsidiaries of the Registrant


      Name                                Jurisdiction of Incorporation

Pulse Savings Bank                                   New Jersey
Pulse Investment, Inc. *                             New Jersey
Pulse Real Estate, Inc. *                            New Jersey
Pulse Insurance Services, Inc. *                     New Jersey


*  Inactive